AGREEMENT AND PLAN OF ACQUISITION
by and between
GALENFEHA, INC.
and
DAYLIGHT PUMPS, LLC
Dated as of March 21st, 2015

i

ii

AGREEMENT AND PLAN OF AQUISITION

     AGREEMENT AND PLAN OF ACQUISITION (the “Agreement”), dated as of March 21st, 2015, by and among Galenfeha, Inc., a Nevada corporation (“Parent”) and Daylight Pumps, LLC a corporation organized under the laws of the State of Arkansas (“Seller”)

     WHEREAS, the board of directors of Parent and directors and officers of Seller have approved the acquisition of Seller by Parent on the terms and conditions set forth in this Agreement;

     WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Galenfeha, Inc. has agreed to commence a cash offer (the “Offer”) to purchase all of Seller business entity and fixed assets (“Seller Assets”), for a total cash offer price of $135,000 (“Offer Price”);

     WHEREAS, the Offer Price constitutes the option of accepting stock in replacement of cash for the officers of Seller set forth in the following descriptions:

Warren T. Robertson – Partner/Daylight Pumps, LLC

•

$5,300 total cash paid on or before April 1, 2015 based upon agreement of cash valuation for percentage balance of inventory assets, and $53,000 total cash paid for percentage of Business Enterprise valuation in four installments in the amount of $13,250 by the end of each quarter beginning April 1, 2015.

•	132,500 total shares of Galenfeha, Inc. stock, issued quarterly in the amount of 33,125 shares beginning April 1, 2015 for remaining percentage valuation of Business Enterprise

Wayne Hightower – Partner/ Daylight Pumps, LLC

•	47,000 shares of Galenfeha stock issued on or before April 1, 2015 for percentage balance of inventory.
•	587,500 shares of Galenfeha, Inc. stock, issued quarterly in the amount of 146,875 shares beginning April 1, 2015 for remaining percentage valuation of Business Enterprise.

These combined agreements institute a total share issuance of 767,000 shares at $.10 per share for a total valuation of $76,700 with the addition of a cash payout for the Acquisition of $58,300 for a total of $135,000.

WHEREAS, following consummation of the Offer, upon the terms and conditions set forth herein, Daylight Pumps, LLC will be acquired by the Parent, (“Acquisition” and, with the Offer, the “Transaction”), whereby Parent will have the right to receive free and clear title ownership to Seller Assets, whereby placing title into Parent;

     WHEREAS, the Seller’s Officers shall continue to conduct ordinary course of business from the date of this Agreement and after the completion of this Agreement and subsequent Transactions with reasonable efforts from Parent to provide management, operating and technical assistance to the operator of Seller;

     WHEREAS, the Seller directors and officers have unanimously (i) determined and declared that this Agreement, the Offer and the Acquisition are advisable and in the best interests of Seller, (ii) approved the Offer and the Acquisition in accordance with the General Corporation Law of the State of Arkansas, (“ARGCL”) and (iii) adopted this Agreement, and (iv) recommended that the Seller accept the Offer, extend full ownership of all Seller Assets into the Offer for the purpose of Repayment and free and clear title of ownership by Parent, and if required by applicable Law, adopt and approve this Agreement;

     WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain directors and executive officers of Seller are entering into support agreements (collectively, the “Support Agreements”) with Parent and with the execution of this Agreement, whereby, among other things, such directors and officers have agreed, upon the terms and subject to the conditions set forth therein, to extend full ownership of Seller Assets whether held directly by Seller or its directors and officers on behalf of Seller in the Offer and to support the actions necessary to consummate the Acquisition; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I – THE OFFER

1.1     The Offer.

     (a) Provided that this Agreement shall not have been terminated by a mutual agreement by the Parent board and the Seller directors and officers, as promptly as is reasonably practicable (but in no event later than March 31, 2015) after the date of this Agreement, Parent shall commence an offer to purchase all Seller Assets at the Offer Price and shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. Subject to the terms and conditions of this Agreement, Parent shall purchase from Seller, (after giving effect to any required withholding Tax), all Seller Assets validly presented pursuant to the Offer and not withdrawn (the time and date of acceptance for payment, the “Acceptance Date”).

     (b) Parent reserves the right to modify, in whole or in part, the terms of the Offer, with written consent of the Seller. The Offer shall remain open until 12:00 midnight, Ft. Worth, Texas time, on the date that is twenty (20) Business Days after the commencement of the Offer (the “Expiration Date”), unless Parent shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the succeeding sentence or as may be required by applicable Laws, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Parent may provide a subsequent offering period for an additional 30 calendar days (and one or more extensions thereof) after the Expiration Date, in accordance with applicable Laws. Nothing contained in this paragraph shall affect any termination rights of the parties in Article VIII.

     (c) On the date of commencement of the Offer, Parent shall make all other filings or recordings required by the Securities and Exchange Commission (“SEC”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made and cause the Offer Documents to be disseminated to Seller directors and officers giving reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent agree to provide Seller with any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto, and a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given). If at any time prior to the Effective Time, any information relating to the Offer, the Acquisition, Seller, Parent, or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller directors and officers, as and to the extent required by applicable Law.

     (d) Parent shall provide or cause to be provided to Seller on a timely basis the funds necessary to pay for Seller Assets that Parent becomes obligated to purchase pursuant to the Offer and shall cause Parent to fulfill its obligations under this Agreement.

1.2     Seller Actions.

     (a) Seller directors and officers hereby represent, that the Seller directors and officers, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that the Transaction, and each of the Offer and the Acquisition, is advisable and in the best interests of Seller, (ii) approved the Offer, the Acquisition and this Agreement in accordance with the ARGCL, (iii) recommended acceptance of the Offer extend full ownership of all Seller Assets into the Offer for the purpose of Repayment and free and clear title of ownership of tangible assets by Parent, and if required by applicable Law, adopt and approve this Agreement;

     (b) In connection with the Offer, Seller will promptly furnish Parent with managerial meeting minutes as of March 1, 2015, financial and Tax reports, active contracts or agreements for normal course of business and a computer list containing the names and addresses and contractual details for the companies, Persons or Person with a revenue generating contractual relationship with Seller as of the most recent practicable date, and shall furnish Parent with such additional available information and such other assistance as Parent or its agents may reasonably request. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Acquisition, Parent, and their Representatives, shall keep such information confidential and use the information contained in any such listings and files only in connection with the Offer and the Acquisition and, should the Offer terminate or if this Agreement shall be terminated, will promptly deliver to Seller all copies of such information then in their possession.

ARTICLE II – THE AQQUISITION

2.1     The Acquisition. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the ARGCL, at the Effective Time, Seller shall be acquired by Parent upon acquisition of Seller Assets.

2.2     Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Acquisition (the “Closing”) will take place at the offices of Galenfeha, Inc., 420 Throckmorton Street, Suite 200, Ft. Worth Texas, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth here within, unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. As soon as practicable after the satisfaction or waiver of the conditions set forth, the Acquisition shall become effective upon the filing with the Secretary of State of the State of Arkansas a certificate of Acquisition or other appropriate document (the “Certificate of Acquisition”), and the parties shall make all other filings or recordings required by the ARGCL and the SEC. The term (“Effective Time”) shall be the date and time when the Acquisition becomes effective.

2.3     Effects of the Acquisition.

     (a) At and after the Effective Time, the Acquisition shall have the effects set forth in this Agreement and in the appropriate provisions of the ARGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Acquisition of the Seller by the Parent shall use maintain the name Daylight Pumps as the Parent sees appropriate, and as such continue ordinary course of business; manage all licenses, leases, legally enforceable rights to use, all material service names, domain names, and logos used in the respective business, continue to provide SOP to certain officers of Seller, maintain contractual agreements with independent contractors, and uphold positions and duties of officers and all other Seller Personnel necessary to carry on business as is currently being conducted.

     (b) Seller will conduct business within its ordinary course; however Seller will not enter into any capital commitment relating to the business or incur or assume any liability in connection with the business, other than in the normal and usual course of business, without prior written consent of the Parent, such consent not to be unreasonably withheld or delayed. Seller will not vary any of their vendor contracts or agreements and will continue to observe and perform all of its obligations and duties under these contracts or agreements unless written notification is provided to Parent regarding such variances.

     (c) Parent shall use reasonable efforts to provide management, operating and technical assistance to the Seller’s operator during the interim period of this Agreement.

2.4     Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended in order to reflect the provisions outlined in this agreement in accordance with the applicable laws of the State of Arkansas.

2.5     Directors and Officers. Subject to compliance with applicable Laws, from and after the Effective Time, the directors and officers of Seller shall continue to hold office until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Seller Corporate Charter and the Seller Bylaws.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represent and warrant to Seller as follows:

3.1     Corporate Organization.

     (a) Parent is a Nevada corporation duly organized, validly existing and in corporate good standing under the laws of Nevada.

     (b) Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The certificate of incorporation and bylaws of Parent, copies of which have previously been made available to Seller, are true, correct and complete copies of such documents as currently in effect.

3.2     Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of Parent. No other corporate proceedings on the part of Parent are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer, the Acquisition and the other Transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms.

3.3     Consents and Approvals. None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby, including the Offer and the Acquisition, or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require Parent to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Offer or the Acquisition, (B) otherwise prevent or materially delay performance by Parent of the respective material obligations under this Agreement, or (C) have a Parent Material Adverse Effect.

3.4     Broker’s Fees. Parent nor any of the respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement except for fees and commissions incurred in connection with the engagement of legal, accounting or other professional services payable in connection with the Acquisition, all of which will be paid by Parent.

3.5     Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.6     Available Funds. Parent has, and at each of the Acceptance Date and the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Acquisition Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

3.7     No Other Representations or Warranties. Except for the representations and warranties contained herewithin, none of Parent, or any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to Seller in connection with the transactions contemplated hereby. None of Parent or any other Person on behalf of Parent shall be held liable for damage, liability or loss resulting from the distribution to Seller, or Seller’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Seller in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained herewithin.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent as follows:

4.1     Corporate Organization.

     (a) Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Arkansas.

     (b) Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, a Seller Material Adverse Effect. The Certificate of Incorporation and the Bylaws or equivalent organizational documents of Seller, copies of which have previously been made available to Parent, are true, correct, and complete copies of such documents as currently in effect.

4.2     Capitalization. Since its origination, Seller hereby represents that it does not have a share structure established nor has it ever authorized, issued, or registered any shares.

4.3     Assets. Seller has fixed assets in the form of materials used in the manufacture of chemical injection pumps valued at approximately $10,000 and a Business Enterprise valued at approximately $125,000. All Seller Assets are wholly owned by Seller and/or its directors and officers and having been duly authorized, validly obtained, fully paid or financed, and are assessed at approximate values.

4.4     Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, including the Offer and the Acquisition, subject to obtaining the approval of the Seller directors and officers to adopt and approve this Agreement. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer and the Acquisition and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Seller directors and officers and the filing of the Certificate of Acquisition with the State of Arkansas. The Seller directors and officers have unanimously (i) determined and declared that this Agreement, the Offer and the Acquisition are advisable and in the best interests of Seller, (ii) approved the Offer and the Acquisition in accordance with the ARGCL, and (iii) adopted this Agreement, and (iv) recommended that the Seller accept the Offer, extend full ownership of all Seller Assets into the Offer for the purpose of Repayment and free and clear title of ownership by Parent, and if required by applicable Law, adopt and approve this Agreement. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

4.5     No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Seller directors and officers and except for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, including the Offer and the Acquisition, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require Seller to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require Seller to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Offer and the Acquisition, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) reasonably be expected to have a Seller Material Adverse Effect.

4.6     Financial Statements. Seller financial statements (including, in each case, any notes thereto) (the “Seller Financial Statements”) made available by the Seller to the Parent, (i) has been prepared from and in accordance with and accurately reflects the books and records of Seller in all material respects, (ii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) each presents fairly in all material respects the financial position, results of operations and cash flows of Seller.

4.7     Broker’s Fees. Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Acquisition), except for fees and commissions incurred in connection with the engagement of legal, accounting or other professional services payable in connection with the transactions contemplated hereby, all of which will be paid by Seller.

4.8     Absence of Certain Changes or Events. Since March 1, 2015, (a) Seller has conducted its respective business in all material respects in the ordinary course consistent with their past practice, (b) other than as a result of the transactions contemplated by this Agreement, there has not been: (i) any adverse change in the financial condition, backlog, operations or business of Seller that would reasonably be expected to have a Seller Material Adverse Effect; (ii) any damage, destruction, or loss to the business or properties of Seller (whether or not covered by insurance) that would reasonably be expected to have a Seller Material Adverse Effect; (iii) any labor dispute (other than routine grievances); (iv) any increase in compensation, bonus, deferred compensation, or other consideration of any employee or director other than in the ordinary course of business consistent with past practice, (v) transfer, sell, lease, sublease or license or otherwise dispose of any material assets or properties of Seller other than in the ordinary course of business consistent with past practice, (vi) write down or write up the value of any receivable or revalue any assets of Seller other than in the ordinary course of business consist with past practice, or (vii) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice, and (c) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.9     Legal Proceedings. There is (a) no suit, claim, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding pending or, to the knowledge of Seller, threatened against Seller or, to the knowledge of Seller, any executive officer or director of Seller (in their capacity as such), and (b) to the knowledge of Seller, any executive officer or director of Seller (in their capacity as such), is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) would, individually or in the aggregate, (A) prevent or materially delay the consummation of the Offer or the Acquisition, or (B) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement, or (ii) has or would reasonably be expected to, individually or in the aggregate, result in the imposition of any material liability upon Seller or the imposition of any material restriction on the operation of the business of Seller.

4.10     Absence of Undisclosed Liabilities. Since March 1, 2015, except for those liabilities that are fully reflected or reserved against on the Seller Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, Seller has not incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, either has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.11     Permits; Compliance with Applicable Laws and Reporting Requirements. Seller hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the “Seller Permits”), each of the Seller Permits is in full force and effect, and Seller is in material compliance with the terms of the Seller Permits. Seller is not and at all times since March 1, 2015, has not been, in violation of any applicable Laws which would result in the imposition of any material liability upon Seller or the imposition of any material restriction on the operation of the business of Seller.

4.12     Taxes and Tax Returns.

     (a) Seller has (a) timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it; and (b) timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. To the knowledge of Seller, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Seller for all taxable periods and portions thereof in accordance with GAAP, whether or not shown as being due on any Tax Returns. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against Seller as of the date hereof, and no requests for waivers of the time to assess any such material Taxes are pending or have been granted.

     (b) No examination or audit of any material Tax Return of Seller or any administrative or judicial proceeding in respect of any material amount of Tax is currently in progress or, to Seller’s knowledge, threatened.

     (c) Seller (i) is not nor has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, affiliated, combined or unitary Tax Returns, other than a group the common parent of which was Seller, or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

     (d) Seller has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Seller Personnel, creditor, depositor, or other third party, and has complied in all material respects with any applicable information reporting, filing or similar requirements with respect to any such payments.

     (e) Seller has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011 -4(b)(2) or Section 301.6111 -2(b)(2).

     (f) During the five-year period ending on the date hereof, Seller was not a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

4.13     Employee Benefit Programs. The parties acknowledge that certain payments have been made or are to be made by Seller into Seller’s Simplified Employee Pension Plan – IRA (“SEP”), on behalf of certain officers of Seller none of which funds are matched by Seller. Seller hereby represents and warrants that all such amounts payable into SEP (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, (and matters incidental thereto) and (ii) are not matched by Seller.

4.14     Labor and Employment Matters.

     (a) Seller is in material compliance with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, are not and would not be, individually or in the aggregate, material in magnitude. To Seller’s knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and (ii) no complaints relating to employment practices of Seller have been made to any Governmental Authority or submitted in writing to Seller.

     (b) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization except outside of the United States in the ordinary course of business. To the knowledge of Seller, Seller is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike or lockout involving Seller.

4.15     Material Contracts. Seller is not a party to or is bound by any contract, arrangement, commitment or understanding (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), (ii) which limits the ability of to compete or engage in any line of business or to solicit business in any geographic area, (iii) which provides for exclusivity by Seller with respect to any material products or services sold or purchased by Seller, (iv) that by its terms would prohibit or materially delay the consummation of the Offer, the Acquisition or any of the other transactions contemplated by this Agreement, or (v) with any customer of Seller which is expected to relate to more than $1,000,000 in annual revenue for the fiscal year ending December 31, 2015. Each contract, arrangement, commitment or understanding of the type described above in this Section is referred to herein as a “Seller Contract.” All of the Seller Contracts are valid and binding on Seller and, to Seller’s knowledge, each other party thereto, as applicable, and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Seller has not, and to the knowledge of Seller, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect and Seller has not received written notice of any of the foregoing.

4.16 Properties.

     (a) The parties acknowledge that no Real Property is owned by Seller and the Seller leases its current office space, of approximately 4,000 square feet, through a month to month renewable lease through GWB Properties, LLC. Seller herby represents the office space is located at 1437 West Newberry Road, Building B, Alma, Arkansas 72921.

     (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect, (i) the material improvements on leased office space have legal and valid access to public streets and such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business as currently operated thereon to be operated in all material respects in the ordinary course of business, and (ii) the major structural elements of the improvements made to the office space, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, telecommunications, sanitary and storm sewage lines and systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business as currently conducted to be operated in all material respects in the ordinary course of business.

     (c) With respect to each lease and sublease for the properties:

     (i) the lease or sublease is a valid, binding and enforceable obligation of Seller, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

     (ii) Seller, nor to the knowledge of Seller, any other party, is in material breach or material violation of, or material default under, any such lease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or material violation of, or material default by Seller, or to the knowledge of Seller, any other party under such lease or sublease;

     (iii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold; and

     (iv) Seller enjoys peaceful and undisturbed possession under such lease.

     (v) Except for Permitted Encumbrances (“Permitted Encumbrances”), Seller, as lessee, has the right under a valid and subsisting lease to use, possess and control all personal property leased by Seller as now used, possessed and controlled by Seller, as applicable.

4.17     Environmental Liability. There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to Seller’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller of any liability or obligation arising under common law, under any lease or sublease, or under any foreign, local, state or federal environmental statute, regulation, ordinance or Law including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability or obligation has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Seller is not, or has not been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

4.18     State Takeover Laws. The Seller directors and officers have approved this Agreement and the Support Agreements and have taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, and any provisions of Seller’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Support Agreements or any of the transactions contemplated hereby or thereby.

4.19     Insurance. Seller maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller. All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid, are not in material default thereunder, Seller has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof. Seller has not received any written notice of cancellation or termination with respect to any such insurance policy of Seller.

4.20     Customers. Seller has provided to Parent a complete and accurate list of all customers of Seller which generated revenue during Seller’s 2007 fiscal year. None of Sellers such customers have notified Seller in writing that it has terminated or materially and adversely modified, or intends to terminate or materially and adversely modify, its contracts or arrangements with Seller.

4.21 Opinion of Financial Advisor. The Seller directors and officers have received the opinion of Seller’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Offer Price and the Acquisition Consideration is fair for the Seller from a financial point of view, and such opinion has not been modified or withdrawn.

4.22     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or with respect to any other information provided to Parent in connection with the transactions contemplated hereby. Neither Seller nor any other Person acting on behalf of Seller shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

4.23     Definition of Seller’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Seller” or any similar phrase means the actual knowledge (and not the constructive or imputed) of the Key Employees.

ARTICLE V – COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time, or as expressly permitted elsewhere in this Agreement, Seller shall conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws, and use commercially reasonable efforts to, preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Seller. Furthermore, Seller agrees not to take any of the following actions without the prior written consent of Parent (which will not be unreasonably withheld):

     (a) amend its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents or, except as set forth in this Agreement.

     (b) (A) transfer, sell, lease, sublease or license or otherwise dispose of any material assets or properties of Seller or (B) mortgage or pledge any of the property or assets of Seller, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (A) and (B), in the ordinary course of business consistent with past practice;

     (c) except in the ordinary course of business consistent with past practice, enter into, or amend or terminate any Seller Contract or any lease or sublease;

     (d) make any excess capital expenditures without consent of Parent;

     (e) merge, enter into a consolidation with or otherwise acquire a material position without consent of Parent;

     (f) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of Seller other than in the ordinary course of business and in accordance with GAAP;

     (g) create, incur or assume any indebtedness for borrowed money

     (h) change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred by its independent accountant;

     (i) (i) modify or amend in a manner that is adverse in a material respect to Seller, or accelerate, terminate or cancel, any Seller Contract, (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates, or (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed, other than, in each case, in the ordinary course of business consistent with past practice;

     (j) transfer or license on an exclusive basis to any Person any rights to Seller Intellectual Property Assets or Seller Technology;

     (k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller;

     (l) form any Subsidiary;

     (m) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

     (n) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); and

     (o) authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.2     Certain Tax Matters. During the period from the date of this Agreement to the Effective Time:

     (a) Seller will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Seller in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit or enter into any material closing agreement that would adversely affect Parent’s Tax liability without Parent’s prior written consent.

     (b) Except as required by applicable Tax Law or with Parent’s prior written consent (such consent not to be unreasonably withheld), Seller will not (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) agree to any material adjustment of any Tax attribute, (iv) change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income Tax purposes, (v) file any claim for a material refund of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that would adversely affect Parent’s Tax liability.

     (c) Seller will retain all books, documents and records necessary for the preparation of Tax Returns and reports (including previously filed Tax Returns and reports).

     ARTICLE VI – ADDITIONAL AGREEMENTS

6.1     Access to Information.

     (a) Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Seller shall, afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and their accountants and accountants’ work papers. Seller also shall provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Seller’s Business, properties, prospects and personnel as Parent may reasonably request. Seller shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.2     Additional Agreements. In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the purposes of this Agreement, reasonable actions as such as necessary, and may be reasonably requested by the Seller and the Parent, maybe entered into upon consent of Seller and Parent.

6.3     Advice of Changes. Parent and Seller shall each promptly notify the other party of any change or event having a Parent Material Adverse Effect or Seller Material Adverse Effect, as the case may be, or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.4     Publicity So long as this Agreement is in effect, neither Parent nor Seller shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Transaction or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure of Parent in response thereto or in connection therewith.

ARTICLE VII – CONDITIONS PRECEDENT
TO THE CONSUMMATION OF THE ACQUISITION

7.1     Conditions. The respective obligations of Parent and Seller to consummate the Acquisition are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     (a) Seller Directors and Officers Approval. The Seller Directors and Officers Approval shall have been obtained, if and to the extent required by applicable Laws.

     (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Acquisition shall have expired or been terminated.

     (c) No Injunctions or Restraints; Illegality. No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Acquisition or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Acquisition.

ARTICLE VIII – TERMINATION, AMENDMENT AND WAIVER

8.1      Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Seller director’s and officer’s Approval:

     (a) by mutual written consent of Seller and Parent;

8.2     Effect of Termination. In the event of a termination and abandonment of this Agreement by either Parent or Seller, this Agreement shall immediately become void and have no effect, and none of Parent or Seller or any of the officers or directors of Parent or Seller shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, neither Parent nor Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud; provided that the failure of Parent to pay for the Seller Assets validly presented and not withdrawn pursuant to the Offer promptly following the Expiration Date, shall be deemed a willful breach by Parent of this Agreement, and Parent shall be liable to Seller for such breach notwithstanding any termination of this Agreement.

ARTICLE IX — MISCELLANEOUS

9.1     Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.2     Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) or by email (providing a printed copy of transmission is available upon request) addressed as follows:

     (a) If to Parent, to:

Galenfeha, Inc.
420 Throckmorton Street, Suite 200
Ft. Worth, Texas 76102
FAX: 817-887-1455
Email: jwketner@galenfeha.com

     (b) If to Seller, to:

Daylight Pumps, LLC
P.O. Box 424
Alma, Arkansas 72921
Phone: 479-459-8012
Attention: Warren Robertson

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.3     Interpretation. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” or “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. Any capitalized terms used in any Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All references to this Agreement shall be deemed to include references to the “plan of Acquisition” contained herein (as such term is used in the ARGCL). A reference to dollars, US$ and $ is to United States currency.

9.4     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5     Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.6     Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws. Each of Parent and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Nevada Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the United States of America located in the State of Nevada, and appellate courts therefrom, (collectively, the “Nevada Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Nevada Courts and agrees not to plead or claim in any Nevada Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Nevada, to appoint and maintain an agent in the State of Nevada as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Nevada. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7     Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.8     Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (i) as provided in Section 7.5 (Directors’ and Officers’ Indemnification and Insurance) hereof and (ii) the provisions of Articles I and III concerning payment of the aggregate Offer Price and Acquisition Consideration, which shall inure to the benefit of the Seller but, prior to the Effective Time, may only be enforced by Seller acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.9     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Nevada Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.10     Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

     “Acceptance Date” shall have the meaning ascribed thereto in Section 1.1(a) hereof.

     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” shall have the meaning ascribed thereto in the recitals hereto.

     “Arrangements” shall have the meaning ascribed thereto in Section 4.13(k) hereof.

     “Automobiles” shall mean three (3) non-commercial automobiles used by directors and officers of Seller.

     “Business Day” shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act.

     “Certificate of Acquisition” shall have the meaning ascribed thereto in Section 2.2 hereof.

     “Closing” shall have the meaning ascribed thereto in Section 2.2 hereof.

     “Closing Date” shall have the meaning ascribed thereto in Section 2.2 hereof.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Seller and Parent dated as of March 1, 2015.

     “ARGCL” shall have the meaning ascribed thereto in the recitals hereto.

     “Effective Time” shall have the meaning ascribed thereto in Section 2.2 hereof.

     “Encumbrances” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restriction, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

     “Equipment” shall mean SLA Machines 1-11 and all other equipment used in the production of jewelry manufacturing and all other equipment considered as assets of Seller.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Expiration Date” shall have the meaning ascribed thereto in Section 1.1(b) hereof.

     “GAAP” shall have the meaning ascribed thereto in Section 4.6.

     “Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

     “IRS” shall mean the Internal Revenue Service.

     “Key Employee” shall mean each of the individual directors, officers, or affiliates of Seller.

     “Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

     “Acquisition” shall have the meaning ascribed thereto in the recitals hereto.

     “Acquisition Consideration” shall have the meaning ascribed thereto in Section 3.6 hereof.

     “Nevada Courts” shall have the meaning ascribed thereto in Section 10.7 hereof.

     “Offer” shall have the meaning ascribed thereto in the recitals hereto.

     “Offer Documents” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

     “Offer Price” shall have the meaning ascribed thereto in the recitals hereto.

     “Parent” shall have the meaning ascribed thereto in the recitals hereto.

     “Parent Material Adverse Effect” means, with respect to Parent, an effect, event or change which would reasonably be expected to prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Parent to perform its obligations under this Agreement.

     “Permitted Encumbrances” shall mean interest by the investor or landlord of leased premises.

     “Person” or “Persons” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

     “Real Property” shall mean any land, land improvements such as buildings, and machinery sited on land.

     “Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Parent, as the case may be.

     “SEC” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

     “Repayment” shall have the meaning ascribed thereto in the recitals hereto.

     “Seller” shall have the meaning ascribed thereto in the recitals hereto.

     “Seller Assets” or individually stated as “Seller Assets”, shall have the meaning ascribed thereto in the recitals hereto and further described in Section 4.3 hereof.

     “Seller Contracts” shall have the meaning ascribed thereto in Section 4.15 hereof.

     “Seller Financial Statements” shall have the meaning ascribed thereto in Section 4.6 hereof.

     “Seller Material Adverse Effect” shall mean, with respect to Seller, a change, event, development, circumstance, condition or effect (an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, has a material adverse effect on the business, operations, assets, liabilities, results of operations, or financial condition of Seller, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, contribution or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect the rapid prototyping industry, (iii) changes in GAAP, (iv) the announcement of this Agreement or pendency of the Offer or the Acquisition, (v) the identity of Parent or any of its Affiliates as the acquirer of Seller, and (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent; provided that any change of a type described in clauses (i) or (ii) shall be taken into account in determining whether there was a Seller Material Adverse Effect if such change affects Seller in a materially disproportionate manner to other businesses participating in the rapid prototyping industry; or (b) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure shall be considered in determining whether there was a Seller Material Adverse Effect.

     “Seller Permits” shall have the meaning ascribed thereto in Section 4.11 hereof.

     “Seller Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Seller.

     “Seller’s Business” shall have the meaning ascribed thereto in Section 6.1 hereof.

     “Seller’s Financial Advisor” shall have the meaning ascribed thereto in Section 4.21 hereof.

     “SEP” shall have the meaning ascribed thereto in Section 4.13 hereof.

     “Small Business Incubator” shall mean a facility that offers adaptable space and support services at a discounted rate.

     “Subsidiary” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party is a general partner (excluding partnerships the general partnership interests of which held by such party of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party.

     “Support Agreements” shall have the meaning ascribed thereto in the recitals hereto.

     “Tax” shall mean any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

     “Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

     “Transaction” shall have the meaning ascribed thereto in the recitals hereto.

IN WITNESS WHEREOF, Parent and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

GALENFEHA, INC.

By:	/s/ James Ketner
James Ketner
President/CEO

DAYLIGHT PUMPS, LLC

By:	/s/ Warren Robertson
Warren Robertson
Majority Partner